EX-35.3
(logo) usbank
All of us servicing you


Annual Statement of Compliance
J.P. Morgan Chase Commercial Mortgage Securities Trust 2012-CIBX

VIA: EMAIL

J.P. Morgan Chase Commercial Mortgage Securities Corp.
383 Madison Avenue, 31st Floor
New York, New York 10179
Attention: Chief Executive Officer
kunal.k.singh@jpmorgan.com

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust (CMBS)
J.P. Morgan Chase Commercial Mortgage Securities Trust Series 2012-CIBX cts.cmbs.bond.admin@wellsfargo.com


Re: J.P. Morgan Chase Commercial Mortgage Securities Trust 2012-CIBX, Commercial
    Mortgage Pass Through Certificates, Series 2012-CIBX, issued pursuant to Pooling and Servicing Agreement dated as of June 1, 2012 (the "Pooling and Servicing Agreement"), among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Wells Fargo Bank, National Association, as Master Servicer and Certificate Administrator, Midland Loan Services, a division of PNC Bank, National Association, as Special Servicer, U.S. Bank National Association, as Trustee, and TriMont Real Estate Advisors, Inc., as Senior Trust Advisor

I, Kimberly O. Jacobs, a Senior Vice President of U.S. Bank National Association, as Trustee hereby certify that:

(1) A review of the activities of the Trustee during the preceding calendar year and of the performance of the Trustee under the Agreement has been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Trustee has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects throughout such year or portion thereof.

Capitalized terms used but not defined herein have the meanings set forth in the Agreement.


Date: 3/15/13


U.S. Bank National Association as Trustee

By: /s/ Kimberly O. Jacobs
    Kimberly O. Jacobs
    Senior Vice President